Exhibit 3.3

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF CORPHQ, INC.	A0655263 ENDORSED - FILED in the office of the Secretary of State of the State of California JAN 16 2007

The undersigned, Steven Crane, hereby certifies that:

1.	He is the duly elected Chief Executive Officer and Secretary of CORPHQ, INC., a California corporation (the “Corporation”).

2.	Section Four of the Articles of Incorporation of this Corporation is amended to read as follows:

FOUR:	The Corporation is authorized to issue two billion (2,000,000,000) shares of common stock.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.
The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of the Corporation is one hundred ninety-nine million three hundred thirty-six thousand five hundred eighty-one (199,336,581) shares of Common Stock.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date:  January 11, 2007

/s/ Steven Crane
Steven Crane
Chief Executive Officer and Secretary